Exhibit 99.1

TURBOSONIC TECHNOLOGIES PRESENTS FIRST QUARTER OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
November 12, 2010

TurboSonic Technologies, Inc. (OTC Bulletin Board – TSTA), a global provider of clean air technologies, presents the following operating results for the first quarter ended September 30, 2010:

	Three Months Ended
	09/30/2010	09/30/2009
	US Dollars
Total Revenues	$2,563,116	$7,512,588
(Loss) Income before Income Taxes	$(671,694)	$24,119
Net (Loss) Income	$(438,840)	$17,227
Basic (Loss) Earnings per Share	$(0.03)	$0.00
Weighted Average Number of Shares Outstanding	15,138,054	15,135,967

Revenues decreased by $4,949,472 (65%) in the three months ended September 30, 2010 over the same period ending September 30, 2009. Gross profit, in these comparable periods, decreased $630,034 and after-tax income decreased $456,067 to a net loss of $438,840. Our backlog of orders at September 30, 2010 was approximately $2.1 million compared to $4.1 million at September 30, 2009.

Edward Spink, TurboSonic CEO, commented, “Our revenues and cash flows were significantly impacted this past year as a result of our major customers deferring capital expenditures, following the economic downturn that began in 2008. We continue to see growing activity in inquiries and interest in our range of products, as witnessed by the two recently announced contract awards. It appears that the pent up demand from deferred projects is now releasing even before the positive impact of new US EPA regulations takes hold.

In a previous release, we stated that we would explore opportunities to ensure we had sufficient resources to take advantage of the regulatory environment and new product launches that are expected to lead to our market opportunities. On November 9, 2010 we commenced a rights offering to existing shareholders to raise additional working capital to address international market opportunities and new product launches.

The US EPA’s newest regulations are expected to increase the demand for our products. Boiler MACT (Maximum Achievable Control Technology) for industrial boiler emissions control is now expected to be law by early 2011.

Regulations for reduction of SO2 emissions went into effect on August 23, 2010 for industries including coal-fired power generation, pulp and paper, non-ferrous metallurgical and cement. Portland Cement MACT, designed to reduce hazardous air pollutants from the cement industry, went into effect on November 8, 2010. These policies will affect industries in which TurboSonic has years of experience, a large client base, and proven technologies for compliance.”

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol & Biofuels, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries meet the strictest emissions regulations, improve performance and reduce operating costs.

www.turbosonic.com

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-K and other documents the Company files from time to time with the Securities and Exchange Commission.

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

Ed Spink, CEO
espink@turbosonic.com
519-885-5513 ext. 214

TurboSonic Inc.	TurboSonic Inc. Italian Branch
550 Parkside Drive	VIA IV Novembre, 92
Waterloo, ON, Canada N2L 5V4	Bollate, Milano, 20021, Italy
Tel: 519-885-5513	Tel: 39-02-38305384
Fax: 519-885-6992	Fax: 39-02-33301943
info@turbosonic.com	info.eu@turbosonic.com